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                                                                      EXHIBIT 99

                           IMPORTANT FACTORS THAT MAY
                              AFFECT FUTURE RESULTS

                                 MARCH 30, 2001

Certain written or oral statements made from time to time by The First Years Inc. or its representatives in this report, other reports filed with the Securities and Exchange Commission (the "SEC"), press releases and telephone conference calls may contain forward-looking statements that describe the Company's anticipated results based on management's plans and assumptions. Forward-looking statements include any statement that may predict, forecast, indicate, or imply future results or performance and may contain the words "believe," "anticipate," "expect," "estimate," "will be," "will continue," "are confident," or words and phrases with similar meaning. Forward-looking statements involve assumptions, risks and uncertainties which may cause actual results to differ materially from the forward-looking statement. These assumptions, risks and uncertainties are detailed from time to time in reports filed by The First Years Inc. with the SEC, including Forms 10-Q, 10-K, and 8-K and include, among others, the factors detailed below.

The assumptions, risks and uncertainties included in this section are not exclusive. Other sections of this report may include additional factors which could adversely impact The First Years' business and financial performance. Moreover, The First Years operates in a very competitive environment. New risk factors emerge from time to time and management cannot predict all such risk factors, nor can it assess the impact of all such risk factors on The First Years' business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

THE COMPANY MUST MAKE TIMELY INTRODUCTIONS TO THE MARKET OF NEW AND INNOVATIVE PRODUCTS, OR IT MAY NOT BE ABLE TO MAINTAIN AND IMPROVE ITS MARKET SHARE AND KEEP PACE WITH ITS COMPETITORS.

The growth of the Company depends upon its ability to create new and innovative products and to introduce new products to the market in a timely fashion. The Company may not continue to generate new product ideas nor introduce such products to the market in a timely fashion, such new products may not be well-received by retailers or consumers in the future. The continued growth of the Company will also depend in part on the successful introduction of higher-priced products that generate greater margins. The Company may not be able to successfully develop and introduce such products. In addition, the Company is under pressure to introduce new and innovative products more often and more quickly because the life cycle of many of the Company's products has significantly shortened over the last several years. This is due partly to the ability of competitors to introduce similar products that compete directly with the Company's successful new products. Timely product introductions are also essential in the juvenile products industry because the Company's orders are cancelable by customers and, in some cases, subject to monetary penalties imposed by customers, if agreed-upon delivery dates are not met. As a result, the inability to introduce products in a timely fashion could have a material adverse impact on the Company's sales.

THE COMPANY DEPENDS ON SALES OF PRODUCTS FEATURING CARTOON CHARACTERS WHICH THE COMPANY IS ALLOWED TO USE UNDER THIRD PARTY LICENSES, THE LOSS OF WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY'S RESULTS OF OPERATIONS.

The Company depends, with respect to a significant portion of its revenues, on sales of products featuring cartoon characters licensed from other parties, including products branded with Winnie the Pooh and beginning in August 2000, Disney Mickey characters licensed from Disney Enterprises, Inc., and Sesame Street characters licensed from Sesame Workshop, in the United States and in various foreign countries. These licenses have fixed terms and limit the type of products that may be sold under the licenses. One of the Company's significant licensing agreements was renewed in 2000 and will expire at the end of 2002. Sales of products licensed under this license amounted to 29% of the Company's total net sales for the year ended December 31, 2000. While management expects this licensing agreement to be renewed at the end of its term, non-renewal of this major licensing agreement or renewal on terms not favorable to the Company could have a material adverse effect on the Company's business.

THE COMPANY MUST BE ABLE TO IDENTIFY AND ANTICIPATE CHANGING CONSUMER PREFERENCES IN ORDER TO KEEP CONSUMERS INTERESTED IN ITS PRODUCTS.

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The continued success of the Company's business depends in part on continued
consumer demand for its products and the Company's ability to anticipate, gauge, and respond to changing consumer demands for juvenile products in a timely manner. In 2000 the Company experienced a continued slowdown in sales of its products featuring cartoon characters licensed from third parties. Changes in consumer preferences, such as consumers abandoning traditional retailers, shopping on the internet, general economic decline, or less favorable demographic trends related to childbirth, among other factors, could have a material adverse effect on the Company's sales and earnings.

THE COMPANY DEPENDS HEAVILY ON THREE MAJOR CUSTOMERS, THE LOSS OF WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY'S RESULTS OF OPERATIONS.

The Company's three largest customers, Wal-Mart, Toys "R" Us, and Target, accounted for approximately 24%, 20% and 13% of net sales in 2000, respectively. Wal-Mart and Target reduced their purchases from the Company during 2000. A significant reduction of purchases by any one of these customers could have a material adverse effect on the Company's sales. There could also be a negative effect on the Company's business if any significant customer becomes insolvent or otherwise fails to pay its debts.

CONDITIONS AFFECTING THE RETAIL INDUSTRY GENERALLY ALSO AFFECT THE COMPANY'S RESULTS OF OPERATIONS.

The Company could be materially adversely affected by conditions in the retail industry in general, including the continuing consolidation in the retail industry and the resulting decline in the number of retailers, and other cyclical economic factors. Also, changes in the way retailers and particularly mass merchandisers do business, such as the creation of competing private-label brands by retailers, could result in a significant reduction of purchases of the Company's products by those retailers, which would have a material adverse effect on the Company's sales and earnings.

THE MARKET FOR JUVENILE PRODUCTS IS INTENSELY COMPETITIVE, AND THE COMPANY'S COMPETITORS MAY BE STRONGER THAN THE COMPANY IS IN SEVERAL AREAS.

The Company competes with many other companies, both domestic and foreign, some of which have diversified product lines, well-known brands and financial, distribution, and marketing and consumer advertising resources that are substantially greater than those of the Company. Other major factors that affect competition in the markets in which the Company competes include prices for products, and the Company's ability to maintain or increase the amount of retail shelf space allocated to a particular product. Also, a major technological breakthrough or marketing success by a competitor could adversely affect the Company's competitive position. In addition, in countries where the juvenile products market is mature, particularly in the United States, sales growth partly depends on the Company's ability to increase its market share at the expense of its competitors. The Company may not be able to continue to compete effectively in the juvenile products market.

THE COMPANY DOES NOT OWN OR OPERATE ITS OWN MANUFACTURING FACILITIES, AND ANY SIGNIFICANT PROBLEMS THAT IT EXPERIENCES WITH ITS INDEPENDENT MANUFACTURERS COULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY'S RESULTS OF OPERATIONS.

The Company depends upon independent manufacturers to manufacture high-quality products for the Company in a timely manner. It also relies upon the availability of sufficient production capacity at its existing manufacturers or the ability to utilize alternative sources of supply. A failure by one or more of the Company's significant manufacturers to meet established criteria for pricing, product quality or timeliness could negatively impact the Company's sales and profitability. The Company has no long-term manufacturing agreements with its suppliers and competes with other juvenile product companies, including companies that are much larger than the Company, for access to production facilities. In 2000, the Company's largest supplier, which is based in the United States, manufactured products that represented approximately 10% of the Company's sales. The loss of or significant problems with this supplier could have a material adverse impact on the Company's results of operations.

MANY OF THE COMPANY'S PRODUCTS ARE MANUFACTURED OVERSEAS, INCLUDING IN CHINA, AND THE COMPANY MAY EXPERIENCE DIFFICULTY OR EXPENSE IN SHIPPING THESE PRODUCTS BACK INTO THE UNITED STATES.

A substantial portion of the Company's products sold in 2000 was manufactured in Asia. The use by the Company of foreign suppliers subjects it to risks involving currency fluctuations, government regulation of fund transfers, export and import duties, trade limitations imposed by the United States or foreign governments, and political and labor instability. The revocation of China's Normal Trade Relations trading status could have a material adverse effect upon the Company's business because products originating from China could be subjected to substantially higher rates of duty. Although the Company continues to

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evaluate alternative sources of supply outside of China, the Company may not be able to develop alternative sources of supply in a timely and cost-effective manner.

THE COMPANY MAY HAVE DIFFICULTY OBTAINING SUFFICIENT AMOUNTS OF A PARTICULAR PRODUCT OR DISPOSING OF EXCESS INVENTORY IF IT MISCALCULATES THE AMOUNT OF A PRODUCT THAT IT WILL BE ABLE TO SELL.

Many of the Company's products have relatively long lead times for design and production of product, or are manufactured by suppliers in foreign countries. As a result, the Company must commit to production tooling and to production in advance of orders. If the Company fails to accurately forecast consumer demand or if there are changes in consumer preferences or market demand after the Company has made such production commitments, the Company may encounter difficulty in filling customer orders or in liquidating excess inventory; may find that retailers are canceling orders or returning product; and may have to write off the cost of molds for certain unsuccessful products, all of which may have a material adverse effect on the Company's sales, margins, profit, and brand image.

BOTH THE RAW MATERIALS USED IN THE COMPANY'S PRODUCTS AND THE TRANSPORTATION OF THOSE PRODUCTS ARE EXPENSIVE.

Plastic, paperboard, other materials, and shipping and transportation costs for the Company's products and packaging constitute significant costs to the Company. The primary resource used in manufacturing plastic is petroleum, and the cost and availability of plastic for use in the Company's products varies with the price of petroleum. The cost of transporting the Company's products also varies with the cost of oil. High transportation costs or the inability of the Company's suppliers to acquire sufficient plastic, paperboard, and other materials at reasonable prices would adversely affect the Company's ability to sustain its gross profit.

THE COMPANY INTENDS TO INCREASE ITS SALES IN INTERNATIONAL MARKETS, WHICH ARE SUBJECT TO A NUMBER OF RISKS.

The Company's international sales in 2000 accounted for approximately 11.2% of the Company's total net sales. In foreign markets, particularly the U.K., France, Germany and Canada, the Company competes against long-established companies with well-known brand names. In countries where the juvenile products markets are mature, the Company's sales growth depends on the Company's ability to increase its market share at the expense of well-established local competitors. International sales are also subject to downturns in the economies and fluctuations in the currencies of foreign countries, and changes in the economic conditions and buying power of consumers in foreign markets, particularly in Asia, Russia, and Latin and South America. Although the Company enters into forward currency exchange contracts in order to hedge its exposure to currency fluctuations, it may still encounter unfavorable exchange rates in its transactions with companies in foreign countries. The Company may not be successful in expanding or sustaining its international sales operations.

THE COMPANY'S PRODUCTS FOR SMALL CHILDREN AND BABIES ARE SUBJECT TO STRINGENT GOVERNMENT REGULATIONS, WHICH THE COMPANY MUST COMPLY WITH OR FACE RECALLS OF ITS PRODUCTS OR FINES.

Consumer products in general, and in particular products for babies and infants, are subject to regulation both domestically and internationally. In addition, consumer activist groups put pressure on governments around the world to increase their regulations regarding the safety of the materials used to make products for babies and infants, such as certain kinds of plastic. The Company's products are subject to the provisions of the Federal Consumer Safety Act, the Federal Hazardous Substances Act, the Federal Flammable Fabrics Act, and the Child Safety Protection Act and the regulations promulgated thereunder. These laws authorize the Consumer Product Safety Commission (the "CPSC") to protect the public from products which present a substantial risk of injury. The CPSC can require the repurchase or recall by the manufacturer of articles which are found to be defective, and impose fines or penalties on the manufacturer, or recommend the recall of products containing chemicals or other materials deemed by the CPSC to be harmful to children and infants. Similar laws exist in some states and cities and in other countries in which the Company markets its products. Any recall of its products could have a material adverse effect on the Company, depending on the particular product.

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THE COMPANY'S SALES OF PRODUCTS FOR SMALL CHILDREN AND INFANTS MAY BE
SUBJECT TO PRODUCT LIABILITY CLAIMS IF THE PRODUCTS ARE FAULTY.

The Company's juvenile products are used for and by small children and infants. The Company carries product liability insurance in amounts which management deems adequate to cover risks associated with this use; however, existing or future insurance coverage may not be sufficient to cover all product liability risks.

THE COMPANY MUST IMPROVE RECOGNITION OF ITS BRAND, OR IT MAY FACE DECREASES IN SALES OF ITS PRODUCTS.

A company's brand recognition is very important to consumers of juvenile products. Some of the Company's competitors have more recognizable brands than the Company. The Company intends to enhance its brand recognition, but it may not be able to do so. The Company's inability to enhance its brand recognition could have a material adverse impact on the Company's sales.


THE COMPANY'S INTELLECTUAL PROPERTY IS VERY IMPORTANT TO IT, AND IT MAY FACE LITIGATION BASED ON CHALLENGES TO THE VALIDITY OF ITS INTELLECTUAL PROPERTY.

From time to time the Company has been and in the future may be the subject of litigation challenging its ownership of certain intellectual property. Loss of the Company's principal trademark, "The First Years", could have a serious impact on the Company's business. Because of the importance of the Company's intellectual property, the Company's business is subject to the risk of claims for intellectual property infringement.

THE COMPANY MUST ADDRESS LITIGATION PERIODICALLY BASED ON ITS BUSINESS OPERATIONS AND INTELLECTUAL PROPERTY.

The Company is subject to the risk of litigation from time to time with respect to its business operations and intellectual property.

THE COMPANY HAS RECENTLY HIRED A NUMBER OF NEW SENIOR EXECUTIVES, AND IT
MUST INTEGRATE THEM INTO THE COMPANY AND RETAIN EXISTING EXECUTIVES IN ORDER TO SUCCEED.

The Company depends upon the ability and experience of its senior management team and other key employees. In 2000, the Company hired a number of new key executives for its management team. Competition for qualified personnel is intense. The loss of the services of key personnel or the inability to attract and retain additional qualified personnel could have an adverse effect on the Company's operations.